UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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CUMBERLAND PHARMACEUTICALS INC.

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March 13, 2015
DEAR FELLOW SHAREHOLDERS:
You are invited to join us for the 2015 Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc. The meeting will be held on April 28, 2015 at 9:30 a.m. Central Time, at Cumberland’s Corporate Offices located at 2525 West End Avenue, Nashville, Tennessee.
The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at this year's Annual Meeting. The Board's recommendations on these items are included with the proposals, and your support is important.
Shareholders of record can vote their shares by marking the enclosed proxy, signing and dating the proxy card and mailing it in the enclosed envelope. Shareholders can also vote using the Internet or the telephone. Instructions for using these alternative voting methods are included in the enclosed proxy card.
Sincerely,
A. J. Kazimi
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 28, 2015

The 2015 Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc., will be held on April 28, 2015 at 9:30 a.m. Central Time, at the Cumberland Pharmaceuticals Inc., Centennial Boardroom, 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203. The items of business are:

(1)	Election of two (2) Class II Directors to serve until the 2018 Annual Meeting of Shareholders, or until their successors are duly elected and qualified;

(2)	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015; and

(3)	Any other business that may properly come before our annual meeting.
Shareholders of record at the close of business on March 6, 2015 are entitled to receive notification and vote at the Annual Meeting and any adjournments or postponements of the meeting. If you were a shareholder at the close of business on March 6, 2015, you are entitled to vote.
Whether or not you plan to attend the Annual Meeting, we ask that you carefully read through the proxy statement and the voting instructions to ensure that your shares are represented. If you attend the meeting you may withdraw any previously given proxy and vote your shares in person.
By order of the Board of Directors,

A. J. Kazimi
Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDERS MEETING TO BE HELD ON April 28, 2015
This Proxy Statement, our 2014 Annual Report to Shareholders and our Annual Report on Form 10-K for 2014 are being mailed beginning on or about March 24, 2015 and are available at: http://www.cstproxy.com/cumberlandpharma/2015. Directions to attend the Annual Meeting and vote in person are available on our website, www.cumberlandpharma.com. From the homepage, link through the “Investor Relations” page to the “Events Calendar” page.

Voting Your Shares

You may vote if you owned shares of our common stock at the close of business on March 6, 2015. You may vote in person, or submit a proxy by the Internet, telephone or mail as follows:

Mail:	Complete, sign, date and return your proxy card in the postage-paid envelope provided.
Internet:	www.cstproxyvote.com
Telephone:	1 (866) 894-0537
In Person:	Attend our annual meeting and vote by ballot

If you submit your proxy via telephone or Internet, you do not need to return your proxy card.

CUMBERLAND PHARMACEUTICALS INC.
2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
(615) 255-0068
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD April 28, 2015
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This Proxy Statement accompanies the Notice of Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc., a Tennessee corporation (“we,” “our,” “the Company”), in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting to be held on April 28, 2015 at 9:30 a.m. Central Time, at the Cumberland Pharmaceuticals Inc. Boardroom, 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203, and at any postponement or adjournment of the meeting.
The Company’s Annual Report for the fiscal year ended December 31, 2014 is being mailed to shareholders with the mailing of the Notice of Annual Meeting and Proxy Statement. This Proxy Statement and the accompanying proxy card are first being sent to our shareholders on or about March 24, 2015.
The solicitation of proxies by the Board of Directors will be conducted primarily by mail. The cost of this solicitation will be borne by the Company. In addition, our officers, directors and employees may solicit proxies personally or by telephone, e-mail or facsimile communication. Our officers, directors and employees will not receive any compensation for these services. We will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.
What is the Purpose of the 2015 Annual Meeting?
At the 2015 Annual Meeting, shareholders will act upon the matters outlined in the attached Notice of Annual Meeting and described in detail in this Proxy Statement, which are: (1) to elect two (2) Class II Directors to serve until the 2018 Annual Meeting of Shareholders, or until their successors are duly elected and qualified; (2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and (3) to transact such other business as may properly come before our annual meeting or any postponement or adjournment of the meeting. In addition, our management will report on our performance during the fiscal year ended December 31, 2014 and respond to questions from shareholders.
Although the Board does not anticipate that any other matters will come before the 2015 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.
Who Is Entitled to Vote at the 2015 Annual Meeting?
Only shareholders of record at the close of business on March 6, 2015, or the “record date,” will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting.
What Are the Voting Rights of the Holders of Our Common Stock?
Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. With regard to the election of directors, holders of common stock are entitled to vote for as many individuals as there are director seats to be elected, which for the 2015 Annual Meeting include two director seats. The two nominees receiving the greatest number of votes cast will be elected provided a quorum is present. On each other matter to be presented, a matter will be approved if the votes cast in favor of the action exceed the votes cast opposing the action.
Abstentions will not be counted towards the tabulation of votes cast on matters properly presented to the shareholders (except the election of directors). In the election of directors, if more votes are withheld than votes for the election of a director, that director must tender his or her resignation to the Board of Directors; the Board of Directors will have 90 days to consider the matter and act. Any director who tenders his or her resignation due to this process cannot participate in any decision, unless the election resulted in less than two directors.
What Constitutes A Quorum?
Our Bylaws provide that the presence, in person or by proxy, of the holders of a majority of shares entitled to vote at our Annual Meeting shall constitute a quorum. On the record date there were 16,955,258 shares of our common stock (excluding restricted shares) issued and outstanding and such shares are the only shares entitled to vote at the Annual Meeting.
Your Proxy may be sent directly to the broker that holds your shares. A broker may vote your shares on your behalf without instructions for routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm.  However, a broker must have instructions from you to vote your shares with respect to non-routine matters, such as the election of directors.
What Are the Board’s Recommendations?
Unless you provide other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the description of the Proposals in this Proxy Statement. In summary, the Board recommends a vote FOR election to the Board of Directors of each of the two (2) nominees for directorship named in this Proxy Statement (see Proposal I) and a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015 (see Proposal II).
The proxy holders will vote in their discretion with respect to any other matter that may properly come before the Annual Meeting.
Proxies
If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment of the meeting in accordance with the instructions indicated on such proxy. IF NO INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, THE OFFICIAL PROXIES WILL VOTE (1) “FOR” PROPOSALS I and II DESCRIBED IN THIS PROXY STATEMENT; and (2) AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE SOLE DISCRETION OF THE PROXY HOLDERS.
A shareholder who has returned a proxy card may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to Cumberland Pharmaceuticals Inc. a duly executed proxy bearing a later date or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203, Attention: Corporate Secretary.

PROPOSAL I
ELECTION OF DIRECTORS
The Board of Directors
Our Board of Directors consists of seven directors, divided into three classes, serving staggered three-year terms. One of three classes is elected each year to succeed the directors whose terms are expiring. At this 2015 Annual Meeting, the term of the Class II directors expire. The individuals nominated for election as directors in Class II at this 2015 Annual Meeting would, if elected, hold office for a three-year term expiring in 2018.
Director Nominees
Both of the nominees are currently serving as directors of the Company. There are currently five independent directors serving on our Board.
Nomination to serve as Class II directors, for term expiring in 2018
James R. Jones. Mr. Jones, 67, has served as a member of our Board of Directors since 2010. Mr. Jones’ 35 year career in professional accounting at KPMG LLP included the role of Managing Partner at their Nashville, Tennessee office from 1999 to 2006. He served in various capacities during his career at KPMG which also included positions at their offices in Jackson, Mississippi, Washington, D.C. and Greenville, South Carolina. During his tenure with KPMG, Mr. Jones led a team of more than 100 individuals providing accounting services for an extensive client base. Following retirement in 2006, he has served as an advisor and provided various consulting services to several companies, including acting as liaison between management and the board of directors of a long-term care facility and serving as interim CEO of a charitable organization. Mr. Jones is an adjunct faculty member at the Owen Graduate School of Business at Vanderbilt University. He is currently a board director and member of the audit committee of Argent Trust Company of Tennessee. Mr. Jones also serves as Chairman of our Audit Committee and is our Audit Committee financial expert. Mr. Jones holds a B.S. from Mississippi College and an M.B.A from Mississippi State University. The Board believes Mr. Jones’ significant accounting background will strengthen Cumberland’s existing financial capabilities and play a key role as the Company is subject to increasingly stringent accounting and auditing regulations as a public entity.
Thomas R. Lawrence. Mr. Lawrence, 75, has served as a member of our Board of Directors since 1999. Since 2003 he has been Chairman of Aetos Technologies Inc., a corporation formed in 2003 by Auburn University to market technological breakthroughs by its faculty. Since 1998, Mr. Lawrence advises business clients on matters of marketing and corporate governance through his firm Capital Consultants. He previously served as Co-Founder and Managing Partner of Delta Capital Partners, or Delta, in Memphis from 1989 to 1998. The partnership made investments in ten early-stage companies which, by 1998, were valued at more than $30 million. Prior to the formation of Delta, Mr. Lawrence founded several companies in the areas of commercial leasing and venture capital financing. He also worked for most of the 1980s as an Institutional Sales Representative and Commercial Leasing Specialist with the Investment Banking Group of Union Planters Bank in Memphis, where he was responsible for the structure and sale of over $1 billion in securities. Mr. Lawrence serves as the Chairman of our Compensation Committee and as a member of our Audit Committee as well as a director for Cumberland Emerging Technologies, or CET, our majority owned subsidiary. He holds a B.A. from Mississippi State University. The Board believes Mr. Lawrence has played a significant role in guiding the Company’s strategy, and that he will continue to offer valuable services in directing Cumberland’s growth. He is currently a majority owner of the publishing company Front Porch Press, LLC.
Class III Directors Expected to Stand For Re-Election in 2016
A.J. Kazimi. Mr. Kazimi, 56, founded our company in 1999 and has served as the Chairman of our Board of Directors and Chief Executive Officer since inception. His career includes 26 years in the biopharmaceutical industry. Prior to joining our company, he spent eleven years helping to build Therapeutic Antibodies Inc., an international biopharmaceutical company. As President and Chief Operating Officer, he made key contributions to that company’s growth from its start-up phase through its initial public offering. Mr. Kazimi oversaw operations in three countries and was personally involved with the company’s product development strategies, approvals, licensing agreements and the raising of over $100 million in equity and debt financings. Prior to that role, Mr. Kazimi worked at Brown-Forman Corporation, rising through a series of management positions and helping to launch several new products. Mr. Kazimi has served on the board of directors for the Nashville Health Care Council, an industry association representing the largest concentration of healthcare companies in the United States and Aegis Toxicology Sciences Corporation, a federally certified forensic toxicology laboratory. He also serves as Chairman and Chief Executive Officer of CET. He holds a B.S. from the University of Notre Dame and an M.B.A. from the Vanderbilt University Owen Graduate School of Management. The Board believes that Mr. Kazimi brings strategic insight, leadership and a history of successful execution to the Board along with a wealth of experience in both the biopharmaceutical industry and the development of emerging companies.
Martin E. Cearnal. Mr. Cearnal, 70, has served as a member of our Board of Directors since 2004. In 2008, he joined our management team to head commercial development for Cumberland, currently serving as Senior Vice President and Chief Commercial Officer. He is the former President and Chief Executive Officer of Physicians World, which became the largest provider of continuing medical education during his tenure from 1985 to 2000. Physicians World was acquired by Thomson Healthcare in 2000, and Mr. Cearnal served as President of Thomson Physicians World from 2000 to 2003 and Executive Vice President-Chief Strategy Officer for Thomson Medical Education from 2003 through 2005. He then became Executive Vice President-Chief Strategy Officer for Jobson Medical Information. Mr. Cearnal has 45 years of experience in the healthcare industry and has been involved with the launches of such noteworthy pharmaceutical products as Lipitor®, Actos®, Intron-A®, Straterra®, Botox® and Humira®. He spent 17 years at Revlon Healthcare in a variety of domestic and international pharmaceutical marketing roles culminating in his position as Vice President, Marketing for International Operations. He has a B.S. degree from Southeast Missouri State University. The Board believes Mr. Cearnal brings significant marketing-related knowledge to the Company, which has and will help facilitate successful product launches and marketing plans, among other things.
Gordon R. Bernard. Dr. Bernard, 63, served as our Medical Director from 1999 until 2010 and currently serves as an advisor to the Company as Chair of our Medical Advisory Board. He has served on our Board of Directors since 2010. Dr. Bernard is the Associate Vice-Chancellor for Research at Vanderbilt University, and also the Melinda Owen Bass Professor of Medicine and former Chief of the Division of Allergy, Pulmonary and Critical Care Medicine at Vanderbilt. In addition, he is Senior Associate Dean for Clinical Sciences and Chairman of Vanderbilt’s Pharmacy and Therapeutics Committee, which is responsible for approving the Vanderbilt Medical Center Formulary of approved drugs and therapeutics. Dr. Bernard has been conducting national and international trials of pharmaceuticals since 1980 and he has been steering committee chair of the National Institutes of Health, Acute Respiratory Distress Syndrome Clinical Trials Network since its inception in 1994. This network is the only federally supported ongoing system for the conduct of research in the hospital Intensive Care Unit, or ICU. He holds a B.S. from the University of Southwestern Louisiana and an M.D. from Louisiana State University. Dr. Bernard maintains an active practice as an Intensivist in the Medical ICU at Vanderbilt and is therefore in a position to observe, first hand, the pharmaceutical management issues surrounding the care of a wide variety of the most severely ill patients and identify their unmet medical needs. The Board believes Dr. Bernard’s medical background is extremely valuable as the Company seeks to continue expanding its pipeline with promising products that offer advancement to patient care and are well-positioned competitively.
Class I Directors Expected to Stand For Re-Election in 2017
Joey Jacobs. Mr. Jacobs, 61, joined Cumberland’s Board of Directors in 2011 and is a member of the Nominating Committee. A healthcare veteran with more than 35 years of industry experience, Mr. Jacobs is currently the Chairman and Chief Executive Officer of Acadia Healthcare, a rapidly growing behavioral health company. Mr. Jacobs is the former Chairman, President and Chief Executive Officer of Nashville-based Psychiatric Solutions, Inc. (PSI), which he co-founded in 1997 and grew into a $2 billion behavioral healthcare system before the company’s sale to Universal Health Services in 2010. Prior to founding PSI, Mr. Jacobs spent 21 years at Hospital Corporation of America, or HCA, where he served in various capacities. In addition to serving as the former Chairman of the Nashville Health Care Council, he is also the past director of the Federation of American Hospitals and the National Association of Psychiatric Health Systems. He is currently a board member of the Monroe Carell, Jr. Children’s Hospital at Vanderbilt, AmSurg Corporation and Mental Health Management. Mr. Jacobs holds a B.S. degree from Middle Tennessee State University. The Board believes Mr. Jacobs’ extensive hospital industry experience as well as his experience as chairman and CEO of a publicly traded healthcare company will be critical as the Company continues to develop its hospital acute care product line and navigate the responsibilities associated with being a public company.

Jonathan Griggs. Mr. Griggs, 80, has served as a member of our Board of Directors since 2010 and is a member of our Audit, Compensation and Governance & Nominating Committees. His career spans more than 40 years in the pharmaceutical and biotechnology industries and includes significant international experience. He spent 23 years at Warner Lambert Corporation in positions of increasing responsibility, culminating with his position as Vice President of Human Resources. During his tenure with Warner Lambert, he provided leadership for the successful integration of three pharmaceutical businesses into what became Parke Davis, the largest consolidation in the industry at that time. From 1992 to present he has been the CEO of Griggs & Associates, a management and human resources consulting firm assisting start-up companies and providing critical assistance in turnaround situations. Mr. Griggs also provided the leadership and strategic management for the formation and establishment of the AACA (Antique Auto Club of America) Museum, a leading transportation museum where he served as chairman and is currently a director. Mr. Griggs has his B.S. Degree from Penn State and attended the Wharton School of Management at the University of Pennsylvania. He has been an advisor to Cumberland Pharmaceuticals as a member of the Company’s Pharmaceutical Advisory Board since it began operations in 1999. The Board believes Mr. Griggs’ experience in strategic management and human resources consulting will be critical as the Company continues to build a strong, effective management team.
Please refer to the section labeled “CORPORATE GOVERNANCE” for a discussion of the various committees of our Board of Directors and the composition and duties of these committees, as well as the nomination process for directors, and a discussion of other corporate governance and ethical considerations.
Based on their qualifications and experience, we believe the aforementioned nominees for directorship are suitable nominees to serve on the Board and we believe the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve, the proxy holders will vote the proxies for such other nominee as they may determine.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

PROPOSAL II
PROPOSAL TO RATIFY APPOINTMENT OF
KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed the firm of KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2015. From December 31, 2003 through December 31, 2014, KPMG LLP has served as our independent registered public accounting firm.
We are not required to seek shareholder approval for the appointment of our independent registered public accounting firm; however, the Audit Committee and the full Board of Directors believe it to be sound corporate practice to seek such approval. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will re-consider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.
Independent Registered Public Accounting Firm
Aggregate fees billed to us for professional services by KPMG LLP for the fiscal years ended December 31, 2014 and 2013 were as follows:

	2014	2013

Audit Fees	$295,000	$330,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$295,000	$330,000
In the above table, in accordance with the definitions and rules of the SEC, “Audit Fees” are fees we paid KPMG LLP for professional services for the audit of our consolidated financial statements included in our Form 10-K, the review of financial statements included in our Form 10-Q’s and for services that are normally provided by auditors in connection with statutory and regulatory filings or engagements.
Representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

Audit Committee Report
The Board of Directors appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. Each year, the Audit Committee reviews the charter and its adequacy in light of applicable NASDAQ Global Select Market rules.
During the last year, and earlier this year in preparation for the filing with the SEC of our Annual Report on Form 10-K for the year ended December 31, 2014 or the 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;

•
met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel;

•
discussed with the Company’s senior management, independent registered public accounting firm and appropriate Company financial personnel the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•
demonstrated independence from management and exhibited through directives, actions and behavior, the importance of integrity and ethical values in supporting the functioning of the system of internal control and financial reporting;

•
reviewed and discussed with the independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence" and the independence of the independent registered public accounting firm and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including PCAOB Auditing Standard No. 16, “Communication with Audit Committees”; and

•
based on these reviews and discussions, as well as private discussions with the independent registered public accounting firm and appropriate Company financial personnel, recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the Annual Report on Form 10-K.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on (i) management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.
The Audit Committee met regularly with management and the independent registered public accounting firm, including private discussions with the independent registered public accounting firm, and received the communications described above. The Audit Committee has also established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.
The Audit Committee is responsible for recommending the independent registered public accounting firm to serve as the Company’s auditors each year and for monitoring the auditor’s qualifications, performance and independence. The Audit Committee maintains written procedures that require it to pre-approve the scope of all auditing services to be performed by the Company’s independent registered public accounting firm. The Audit Committee’s procedures prohibit the independent registered public accounting firm from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by KPMG LLP. The Audit Committee has determined that the provision of KPMG LLP’s non-audit services is compatible with maintaining KPMG LLP’s independence.
If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.cumberlandpharma.com and is available in print to any shareholder who requests it.

Submitted by the Audit Committee

Mr. James R. Jones	Mr. Thomas R. Lawrence	Mr. Jonathan Griggs
(Chair)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of March 6, 2015 (except as otherwise indicated) by (1) each person who is known by us to beneficially own more than five percent of our common stock (based solely on our review of SEC filings); (2) each of our directors and nominees; (3) our Chief Executive Officer, Chief Financial Officer and each of our other three most highly compensated executive officers, or the Named Executive Officers; and (4) all executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole vesting and investment power with respect to the shares beneficially owned by such person and the address of each beneficial owner listed on the table is c/o Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203. To the knowledge of the Company, no other person or entity holds more than 5% of the outstanding shares of common stock, except as set forth in the following table.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock

A. J. Kazimi(2)	5,639,342	32.9%
Thomas R. Lawrence(3)	63,381	*
Gordon R. Bernard(4)	115,429	*
Martin E. Cearnal(5)	127,700	*
Joey Jacobs(6)	54,000	*
Jonathan Griggs(7)	5,645	*
James R. Jones(8)	7,700	*
Leo Pavliv(9)	97,695	*
Rick S. Greene(10)	42,000	*
James L. Herman(11)	32,509	*
Directors and executive officers as a group (10 persons)	6,185,401	35.7%
Ariel Investments, LLC(12)	2,085,426	12.3%

*	Less than 1.0% of the outstanding common stock.

(1)
Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he or she directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether he or she has any pecuniary interest in such shares, he or she has the power to acquire such power through the exercise of any option, warrant or right, which is presently exercisable or convertible or will be within 60 days of the measurement date.

(2)	Includes 198,497 shares that Mr. Kazimi has the right to acquire upon the vesting of restricted stock.

(3)	Includes 9,000 shares Mr. Lawrence has the right to acquire upon exercise of outstanding stock options and vesting of restricted stock.

(4)	Includes 1,700 shares Dr. Bernard has the right to acquire upon exercise of outstanding stock options and vesting of restricted stock.

(5)	Includes 27,128 shares Mr. Cearnal has the right to acquire upon the vesting of restricted stock.

(6)	Includes 1,000 shares Mr. Jacobs has the right to acquire upon the vesting of restricted stock.

(7)	Includes 1,700 shares Mr. Griggs has the right to acquire upon exercise of outstanding stock options and vesting of restricted stock.

(8)	Includes 1,700 shares Mr. Jones has the right to acquire upon exercise of outstanding stock options and vesting of restricted stock.

(9)	Includes 48,950 shares Mr. Pavliv has the right to acquire upon the vesting of restricted stock.

(10)	Includes 42,000 shares Mr. Greene has the right to acquire upon the vesting of restricted stock.

(11)	Includes 32,509 shares Mr. Herman has the right to acquire upon the vesting of restricted stock.

(12)
All information in the table and in this notice with respect to Ariel Investments, LLC. is based solely on the amended Schedule 13G filed by Ariel Investments, LLC with the SEC on February 13, 2015. Ariel Investments, LLC has sole power to vote 1,314,956 shares of common stock of the Company and sole dispositive power of 2,805,426 shares of common stock of the Company. The address for Ariel Investments, LLC is 200 E. Randolph Street, Suite 2900, Chicago, IL 60601.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own beneficially more than ten percent (10%) of the shares of our common stock, or Reporting Persons, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on our review of the copies of such reports furnished to us during 2014 and written representations from the Reporting Persons, these persons complied with applicable Section 16(a) filing requirements during the fiscal year ending December 31, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. The information in this Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow this Compensation Discussion and Analysis. For purposes of this Compensation Discussion and Analysis, the following individuals were our Named Executive Officers for fiscal 2014:

•	A.J. Kazimi, our Chief Executive Officer

•	Martin E. Cearnal, our Senior Vice President & Chief Commercial Officer

•	Leo Pavliv, our Senior Vice President, Operations and Chief Development Officer

•	Rick S. Greene, our Vice President & Chief Financial Officer

•	James L. Herman, our Vice President & Corporate Compliance Officer

Executive Summary

•	The Company returned to growth and profitability in 2014 through a newly diversified revenue stream and a cost management initiative.

•
We launched two new brands in 2014, Omeclamox-Pak promoted by our field sales force and Vaprisol supported by our hospital sales organization. We concluded the acquisition of Vaprisol from Astellas Pharma U.S. Inc. during the year.

•	In 2014, sales of each of our brands grew with Kristalose becoming our largest selling product based on net revenue growth of 70% following its new positioning.

•
We maintained a majority market share with Acetadote through the combined sales of our branded and Authorized Generic Acetadote products in 2014, after encountering the first generic competition in 2013.

•
We secured a new senior credit facility for up to $20 million with SunTrust Bank and arranged for $2 million in new funding for Cumberland Emerging Technologies that included an investment from China’s Gloria Pharmaceuticals Co. Ltd.

•	We progressed the registration of Caldolor through our international network and supported the product’s launch in South Korea as our introduction of the brand into Southeast Asia.

•	A significant portion of an executive’s compensation is tied to both Company and individual performance.

•	We review our programs periodically to ensure that they are appropriate and competitive.

•	We have annual agreements for each of our employees that do not have change-of-control features.

•	We generally do not provide perquisites.

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual bonuses, grants under our long-term equity incentive compensation plan, retirement plan and broad-based benefits programs. We place significant emphasis on performance-based incentive compensation programs. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices.

Role of Advisory Vote on Compensation of our Named Executive Officers

Our Board recognizes the fundamental interest our shareholders have in the compensation of our executive officers. At the 2014 Annual Meeting, our shareholders approved, on an advisory basis, the compensation of our Named Executive Officers. Based upon the results of such advisory vote and our review of our compensation policies and decisions, we believe that these policies and decisions are consistent with our compensation philosophy and objectives discussed below and align the interests of our Named Executive Officers with the long term goals of the Company.

Based on the advisory vote of our shareholders at the 2014 Annual Meeting, the Board determined that the Company will hold shareholder advisory votes on executive compensation once every three years. The next shareholder advisory vote on executive compensation is scheduled to occur at the Annual Meeting of Shareholders to be held in 2017. However, we will continue to review our executive compensation program in the future and will consider the views of our shareholders as well as other developments during such review.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding them when shareholder value increases;

•	provide a competitive compensation package in which total compensation is primarily determined by company and individual results along with the creation of long term shareholder value;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

•	compensate our executives so they will manage our business to meet our long-range objectives.

When making decisions on setting compensation for our Named Executive Officers, the Compensation Committee considers, among other factors, the importance of the position to us, the individual's past salary history, market compensation for similar positions and the contributions to be made by the executive officer to the Company.

We use the following principles to guide our decisions regarding executive compensation:

•	provide compensation packages considering market levels;

•	require performance goals to be achieved that will increase long term value to our shareholders;

•	offer a comprehensive benefits package to all full-time employees; and

•	provide fair and equitable compensation consistent with experience and performance.

Our Compensation Process

The Compensation Committee and management each play a role in designing our executive compensation program and determining performance levels and associated payouts. The roles of the Compensation Committee and management are carefully determined to reflect best practices.

Role of the Compensation Committee

The Compensation Committee, which is composed entirely of independent directors, oversees our executive compensation program. Each year the Compensation Committee reviews and approves the elements of compensation for all executive officers, including the Named Executive Officers. Our Compensation Committee independently considers appropriate compensation for our Chief Executive Officer (CEO). Our Compensation Committee meets with the CEO outside the presence of all other executive officers to consider their compensation.

Role of Management

Our CEO annually reviews each other executive’s performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to the appropriate base salary, annual bonuses and grants of long-term equity incentive awards. In developing these recommendations, information from the Radford Global Life Sciences or Radford Survey is considered. Based in part on these recommendations from our CEO, the Compensation Committee approves the annual compensation package of our executives other than our CEO.

Competitive Marketplace Assessment

In making compensation determinations, our Compensation Committee periodically considers published survey data to guide compensation decisions.

The Compensation Committee reviews data in the Radford Global Life Sciences, or Radford, Survey of approximately 600 pharmaceutical and biotechnology companies to determine whether base salary, annual bonuses and long-term equity incentive awards for each of our Named Executive Officers are generally in the range of reported compensation for positions similar to those held by each Named Executive Officer.

Determining the Individual Compensation of our Named Executive Officers

Our compensation programs do not encourage excessive risk taking but reward achievement of short-term and long-term financial and strategic objectives through a balanced mix of compensation components not overly weighted towards the short term and through the use of multiple performance factors related to both Company-wide metrics and individual performance goals. The Compensation Committee then determines adjustments in each element of compensation paid to our Named Executive Officers based on a review of annually established corporate and individual objectives. These annual objectives help identify achievements made by our executive officers. Increases or decreases in compensation in relation to the midpoint of the range identified in the Radford Survey are based on our Compensation Committee’s review of each executive’s performance, as well as other factors including the Compensation Committee’s assessment of the executive officer’s past experience, knowledge, future potential and the scope of his or her responsibilities.

Corporate objectives against which our executive officers are evaluated include growth in shipments of our marketed products, progress in our product development activities, progress in expanding our product pipeline through development or acquisition activities, enhancement of our corporate infrastructure and improvement in overall progress in building the Company. Individual objectives for our executive officers involve more specific progress in areas of personal responsibility and vary by individual. The achievement of particular corporate and individual objectives does not determine compensation levels in a formulaic manner.

Elements of Compensation

Overall, our compensation programs are designed to be consistent with the objectives and principles set forth above. We believe the objectives of our compensation programs are collectively best achieved through a compensation package comprised of the following basic elements:

•	base salary;

•	annual bonuses;

•	long-term equity incentive compensation; and

•	other compensation and benefits including retirement, health and welfare benefits.

A description of the primary role of each compensation element is provided below, followed by a discussion of the individual elements of compensation for the Named Executive Officers, including the CEO, during 2014.

Base Salary

We review salary ranges and individual salaries for our executive officers on an annual basis. We establish the base salary for each Named Executive Officer based on consideration of median pay levels in the market and internal factors, such as the individual's performance and experience, the level of responsibility held, as well as pay of others on our executive team.

As discussed above, our Compensation Committee reviews recommendations and determines base salaries for each Named Executive Officer after a review of published survey data, which provides us with a general understanding of the reasonableness and competitiveness of our compensation. We believe the base salaries paid to our executives during 2014 achieved our compensation objectives, compared favorably to market pay levels and were consistent with our goal of providing base salaries that are within the market ranges for similar sized companies in our industry.

Annual Bonuses

The awards of discretionary annual bonuses are determined after consideration of our organizational and individual objectives, and are intended to recognize and reward our Named Executive Officers with cash payments above base salary as determined by our success in a given year. Our Compensation Committee uses the Radford Survey as a benchmarking guide for bonuses as a percentage of base salary, and then considers each executive's individual performance to determine bonuses paid in a given year. In 2014, adjustments to our executive officers' total compensation were made based on an analysis of current market pay levels in the aforementioned Radford Survey. In addition to our analysis of market pay levels, factors taken into account in determining 2014 bonuses included each executive's contributions, performance, role and responsibilities and the relationship of the executive officer's base pay to that of other executives.

Long-term Equity Incentive Compensation

We award long-term equity incentive grants to executives as part of our total compensation package. These awards are consistent with our pay for performance principles and align the interests of the executives with the interests of our shareholders. The Compensation Committee reviews and approves the amount of each award to be granted to executive officers. The Compensation Committee's goal is to provide awards that are competitive with the external market. Long-term equity incentive awards granted to executives are determined after consideration of data included in the Radford Survey. The awards generally vest over a period of four years and are intended to focus our executives on achievement of our long-term strategic goals. Long-term equity incentive awards were made pursuant to our 1999 Stock Option Plan, or the 1999 Plan, until April 2007, and thereafter pursuant to our 2007 Long-Term Incentive Compensation Plan.

1999 Stock Option Plan

Our 1999 Plan provided for the grant of incentive stock options and nonqualified stock options. The 1999 Plan is administered by a committee designated by our Board of Directors. The committee, in its sole discretion, granted options under the 1999 Plan to certain persons rendering services to us, including employees, directors and consultants. Except as otherwise determined by the committee and stated in the applicable option agreement, the exercise price per share of each option granted under the 1999 Plan is the fair market value per share on the date of grant, as defined in the 1999 Plan, except for incentive stock options granted to our CEO, whose exercise price is 110% of fair market value at the time of issuance. In general, the fair market value per share was determined by our Board of Directors until the Company became a public entity. An option granted under our 1999 Plan may generally be exercised until the tenth anniversary of the date that we granted the option, except for our CEO's incentive stock option agreements which have five-year terms. Option holders who exercise their options may pay for their shares in cash, check or such other consideration as is deemed acceptable by us. All agreements have defined vesting schedules.

As of December 31, 2014, there were outstanding options to purchase a total of 127,904 shares of common stock pursuant to the 1999 Plan. The exercise price per share under such options ranges from $6.00 to $9.00.

2007 Long-Term Incentive Compensation Plan

The purposes of the 2007 Long-Term Incentive Compensation Plan, the (“2007 Plan”), are to encourage our employees and consultants to acquire stock and other equity-based interests and to replace the 1999 Plan without impairing the vesting or exercise of any option granted thereunder. The 2007 Plan authorizes the issuance of each of the following incentives:

•	incentive stock options (options that meet Internal Revenue Service requirements for special tax treatment);

•	nonqualified stock options (all stock options other than incentive stock options);

•	stock appreciation rights (right to receive any excess in fair market value of shares over a specified exercise price);

•	restricted stock (shares subject to vesting, transfer and forfeiture limitations); and

•	performance shares (contingent awards comprised of stock and/or cash and paid only if specified performance goals are met).

The Compensation Committee administers the 2007 Plan. The Compensation Committee is authorized to select participants, determine the type and number of awards to be granted, determine, and later amend, subject to certain limitations, the terms of any award, interpret and specify the rules and regulations relating to the 2007 Plan and make all other necessary determinations. Employees and consultants other than non-employee directors are eligible to participate. We may cancel unvested or unpaid incentives for terminated employees and consultants to the extent permitted by law. Upon the occurrence of a change of control event, as defined in the 2007 Plan, all outstanding options will automatically become exercisable in full, and restrictions and conditions for other issued incentives will generally be deemed terminated or satisfied. In addition, our Board of Directors may amend or terminate the 2007 Plan, subject to shareholder approval, to comply with tax or regulatory requirements.

Under the 2007 Plan, all executive officers were granted shares of restricted stock in 2014. These restricted shares will all vest on the fourth anniversary of their grant date. As of December 31, 2014, there were 686,837 shares of unvested restricted stock issued pursuant to the 2007 Plan, which have defined vesting schedules. There were also 41,727 shares of common stock outstanding as of December 31, 2014 that were issued pursuant to the 2007 Plan.

As of December 31, 2014, there were outstanding options to purchase a total of 26,352 shares of common stock pursuant to the 2007 Plan. The exercise price per share under these options ranges from $6.69 to $13.00.

Retirement Savings Opportunity

Effective January 1, 2006, we established a 401(k) plan covering all employees meeting certain minimum service and age requirements. The plan allows all qualifying employees to contribute the maximum tax-deferred contribution allowed by the Internal Revenue Code. The non-Highly Compensated Employees, or non-HCEs, do not have a minimum or maximum percentage limit that they can defer. The Highly Compensated Employees, however, are limited to what they can defer based on prior year's testing. Hardship distributions are permitted under well-defined circumstances. Beginning January 2008, our Board approved matching employee contributions. We intend to match a portion of the employee contributions on an annual basis.

Health and Welfare Benefits

All full-time employees, including our Named Executive Officers, may participate in our health and welfare benefits programs, which consist of medical, dental and vision care coverage, disability insurance and life insurance.

Perquisites

We generally do not provide perquisites to our employees.

Employment Agreements

In 2014, we entered into new, annual employment agreements with all of our employees. The employment agreements provide that individuals may be eligible for any bonus program which has been approved by our Board of Directors. Any such bonus is discretionary and will be subject to the terms of the bonus program, the terms of which may be modified from year-to-year in the sole discretion of our Board of Directors. During the period of employment under these agreements, each of our employees will be entitled to additional benefits, including eligibility to participate in any company-wide employee benefits programs approved by our Board of Directors as well as reimbursement for reasonable expenses.

Employment is at-will and may be terminated by us at any time, with or without notice and with or without cause. Similarly, each employee may terminate his or her employment with us at any time, with or without notice. Our employment agreements do not provide for any severance payments in the event employment is terminated for cause nor any severance benefits in the event employment is terminated as a result of death or permanent disability. The employment agreements include noncompetition, nonsolicitation and nondisclosure covenants on the part of employees. These agreements also require that, during the term of employment with us and for one year after an individual ceases to be employed by us, each employee may not compete with our business in any manner, unless he or she discloses all facts to our Board of Directors and receives a release allowing him or her to engage in a specific activity. Pursuant to the employment agreements, our employees also agree that after the individual ceases to be employed by us, he or she will not solicit business related to the development or sales of pharmaceutical products from any entity, organization or person which is contracted with us, which has been doing business with us, or which the employee knew we were going to solicit business from at the time he or she ceased to be employed. The agreements also prohibit a terminated employee from soliciting our employees. The employment agreements impose obligations regarding confidential information and state that any discoveries or improvements conceived, developed or otherwise made by the employees, or with others, are deemed our sole property. The employment agreements do not contain any termination or change in control provisions.

Retirement Plan

In 2012, we put in place a new retirement benefit plan, the Summit Program for a select group of senior management and key employees. These individuals were selected based on tenure, performance and achievement. We expect to add more individuals to this plan each year. The decision to add individuals to this plan is discretionary and will be subject to the terms of the Summit Program.

This benefit program is provided through a defined contribution Supplemental Executive Retirement Plan. As a defined contribution plan, the amount to be contributed is quantifiable and predictable in its impact on our cash and earnings. The Board approved our initial contribution to the plan and approves annual contributions thereafter, at its discretion and based on both employee and Company performance. The employees may also be given the option to defer some of their other compensation into this program.

We will use Corporate Owned Life Insurance to offset future liabilities under the plan. Utilizing such insurance allows the assets to grow on the gross contributions and thus offset the gross growth against the defined contribution liability.

Pension Benefits

Except as described above in the Retirement Plan section, we do not have any plan that provides for payments or other benefits at, following, or in connection with retirement.

2014 Executive Compensation

Our Compensation Committee believes that our executive officers made favorable progress in meeting corporate and individual objectives in 2014 and that the progress justified the resulting increases in base salary as well as annual bonuses and equity awards. In 2014, management implemented several key business development initiatives resulting in the Company’s launch of two new brands. Sales of each of our products increased from the previous year and we ended 2014 in a strong financial position with significant cash reserves and minimal debt. During 2014 our ongoing management of our Acetadote product’s life cycle resulted in a majority market share despite the presence of a generic competitor. We secured a new senior credit facility with SunTrust Bank and arranged for new funding for Cumberland Emerging Technologies. We also expanded our international activities by supporting the launch of Caldolor in South Korea.

The factors considered by our Compensation Committee in assessing performance of executive officers in 2014 are set forth below:

•
A.J. Kazimi. Mr. Kazimi has overseen the growth in the Company since its inception including our return to growth and profitability in 2014 through a newly diversified revenue stream and a cost management initiative. He has led the Company's significant corporate initiatives including our initial public offering with our listing on the Nasdaq Global Select Market and our new credit facility for up to $20 million with SunTrust Bank in 2014. Mr. Kazimi has also led the acquisitions associated with each of our marketed products including the addition of Vaprisol in 2014. He also led our subsidiary Cumberland Emerging Technologies, or CET, including the involvement and investment from China’s Gloria Pharmaceuticals Co. Ltd. He also oversaw the expansion of our patent portfolio and our Acetadote patent defense in 2014.

•
Martin E. Cearnal. Mr. Cearnal was instrumental in the growth of each of our brands in 2014. He oversaw the new positioning for Kristalose which led to significant growth in sales of that brand which is now our largest product. Mr. Cearnal continued to direct strategy for the marketing campaigns and activities to support all our products and oversaw the ongoing development of our sales organization in 2014. He has also continued as a key member of the Company's business development team helping to evaluate and secure rights to new products.

•
Leo Pavliv. Mr. Pavliv provided leadership for the clinical development activities of the Company leading to the completion of the Caldolor pediatric clinical studies in 2014. He also led initiatives to develop new product formulations and established several new manufacturing arrangements to support the Company's products. Mr. Pavliv continued to oversee the clinical development of our Hepatoren product candidate and manage our medical science liaison capability to support the Company's brands in 2014. He is the inventor for each of the Company’s patents including those newly issued for Acetadote and Caldolor in 2014.

•
Rick S. Greene. Mr. Greene helped manage the Company’s return to growth and profitability in 2014. He established a new brand and department internal reporting system and helped implement a cost management initiative that contributed to our operating profits. Mr. Greene was responsible for the Company’s financial reporting and audit activities for the Company resulting in the timely filing of all required reports in 2014. He helped secure the Company’s new credit facility with SunTrust Bank in 2014. Under his leadership, Cumberland ended the year in a strong financial position with significant assets and cash reserves. Mr. Greene served as our principal financial officer in 2014.

•
James L. Herman. Mr. Herman managed the Company's key customer relationships in 2014 resulting in the continued timely distribution of all of our marketed brands during the year. He helped manage the transition and integration of Omeclamox-Pak and Vaprisol into the Company’s operations in 2014. He negotiated and secured a series of new agreements with national purchasing organizations and managed care organizations to support the Company’s brands in 2014. In addition Mr. Herman led our corporate compliance efforts which included monitoring the development of relevant regulations and training, communication and monitoring of the Company's compliance policies.

Director Compensation

Annual compensation for each of our non-executive directors for service on the Board of Directors for 2014 was $50,000 plus 1,000 shares of restricted stock issued pursuant to the 2007 Directors' Plan. In addition, certain Directors who were members of our Board Executive Committee received additional annual compensation of $35,000 and our Lead Director received an additional 5,000 shares of restricted stock. The annual compensation for non-executive directors for 2015 will be $50,000 plus 1,000 shares of restricted stock issued pursuant to the 2007 Directors' Plan. Directors who serve on the Board Executive Committee have additional responsibility and will receive additional compensation of $35,000 in 2015 and our Lead Director will receive an additional 5,000 shares of restricted stock. All such director fees are paid in a combination of cash and/or equity, as we and each director shall agree. Cash fees will be accrued and paid on either a monthly or quarterly basis. Directors will not receive separate compensation for attendance at board meetings, board committee meetings or other company board-related activities. Outside directors will be reimbursed for all reasonable and necessary business expenses incurred in the performance of their board responsibilities.

2007 Director’s Incentive Compensation Plan

The purposes of the 2007 Directors' Plan are to strengthen our ability to attract, motivate, and retain qualified independent directors and to replace the 1999 Plan without impairing the vesting or exercise of any option granted to any director thereunder.

The 2007 Directors' Plan authorizes the issuance to non-employee directors of each of the following types of awards:

•	nonqualified options;

•	restricted stock grants (shares subject to various restrictions and conditions as determined by our Compensation Committee); and

•	stock grants (awards of shares of our common stock with full and unrestricted ownership rights).

The Compensation Committee of our Board of Directors administers the 2007 Directors' Plan. In the event of a change in control of the Company (as defined in the 2007 Directors' Plan), all outstanding options would automatically become exercisable in full, and restrictions and conditions for other issued awards shall generally be deemed terminated or satisfied. Our Board of Directors may amend or terminate the 2007 Directors' Plan, subject to shareholder approval if necessary, to comply with tax or regulatory requirements.

As of December 31, 2014, there were outstanding options to purchase a total of 4,100 shares of common stock pursuant to the 2007 Directors' Plan. The exercise price per share under these options ranges from $6.69 to $11.29.

As of December 31, 2014 there were also 6,000 shares of unvested restricted stock issued pursuant to the 2007 Directors' Plan which have defined vesting schedules.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table
The following table sets forth the compensation for services in all capacities to our company for our fiscal years ended December 31, 2014, 2013 and 2012 for the Named Executive Officers:

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation	Total

A.J. Kazimi	2014	$450,000	$200,000	$343,500	$—	$2,450	995,950
Chief Executive Officer	2013	435,000	185,000	239,000	—	2,450	861,450
	2012	425,700	175,000	270,200	—	2,450	873,350

Martin E. Cearnal	2014	249,500	80,000	13,740	40,000	—	383,240
Senior V.P. and Chief Commercial Officer	2013	242,100	70,000	28,680	50,000	—	390,780
	2012	235,000	60,000	23,160	100,000	—	418,160

Leo Pavliv	2014	326,750	80,000	22,900	40,000	2,450	472,100
Senior V.P. and Chief Development Officer	2013	317,250	75,000	47,800	70,000	2,450	512,500
	2012	308,000	75,000	77,200	100,000	2,450	562,650

Rick S. Greene	2014	241,750	65,000	13,740	—	—	320,490
V.P. and Chief Financial Officer	2013	237,000	60,000	28,680	—	—	325,680
	2012	230,000	45,000	23,160	—	—	298,160

James L. Herman	2014	199,250	40,000	35,495	25,000	—	299,745
V.P. and Chief Compliance Officer	2013	192,500	35,000	26,290	35,000	—	288,790
	2012	185,000	32,000	38,600	50,000	—	305,600

(1)	The grant date fair value of restricted stock awards equaled $4.58 in 2014, the closing price of our common stock on the date of grant.

(2)
Represents the additions for the Named Executive Officers to the non-contributory, non-qualified defined contribution plan that provides for the payment of benefits from the general funds of the Company.

Executive Officers of the Company
Set forth below is information regarding our executive officers including their ages, positions with our company and principal occupations and employers for at least the last five years. For information concerning executive officers’ ownership of our common stock, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”
A.J. Kazimi, Chief Executive Officer. Mr. Kazimi, 56, founded our company in 1999 and has served as the Chairman of our Board of Directors and Chief Executive Officer since inception. His career includes 26 years in the biopharmaceutical industry. Prior to joining our company, he spent eleven years helping to build Therapeutic Antibodies Inc., an international biopharmaceutical company. As President and Chief Operating Officer, he made key contributions to that company’s growth from its start-up phase through its initial public offering. Mr. Kazimi oversaw operations in three countries and was personally involved with the company’s product development strategies, approvals, licensing agreements and the raising of over $100 million in equity and debt financings. Prior to that role, Mr. Kazimi worked at Brown-Forman Corporation, rising through a series of management positions and helping to launch several new products. Mr. Kazimi has served on the board of directors for the Nashville Health Care Council, an industry association representing the largest concentration of healthcare companies in the United States and Aegis Toxicology Sciences Corporation, a federally certified forensic toxicology laboratory. He also serves as Chairman and Chief Executive Officer of CET. He holds a B.S. from the University of Notre Dame and an M.B.A. from the Vanderbilt University Owen Graduate School of Management.

Martin E. Cearnal, Senior Vice President and Chief Commercial Officer. Mr. Cearnal, 70, has served as a member of our Board of Directors since 2004. In 2008, he joined our management team to head commercial development for Cumberland, currently serving as Senior Vice President and Chief Commercial Officer. He is the former President and Chief Executive Officer of Physicians World, which became the largest provider of continuing medical education during his tenure from 1985 to 2000. Physicians World was acquired by Thomson Healthcare in 2000, and Mr. Cearnal served as President of Thomson Physicians World from 2000 to 2003 and Executive Vice President-Chief Strategy Officer for Thomson Medical Education from 2003 through 2005. He then became Executive Vice President-Chief Strategy Officer for Jobson Medical Information. Mr. Cearnal has 45 years of experience in the healthcare industry and has been involved with the launches of such noteworthy pharmaceutical products as Lipitor®, Actos®, Intron-A®, Straterra®, Botox® and Humira®. He spent 17 years at Revlon Healthcare in a variety of domestic and international pharmaceutical marketing roles culminating in his position as Vice President, Marketing for International Operations. He has a B.S. degree from Southeast Missouri State University.
Leo Pavliv, R. Ph., Senior Vice President, Operations and Chief Development Officer. Mr. Pavliv, 54, has served as our Vice President, Operations since 2003, was named Senior Vice President in 2009 and Chief Development Officer in 2012. He is responsible for Cumberland’s overall drug development, including manufacturing and quality operations, and has over 26 years of experience developing pharmaceutical and biological products. From 1997 to 2003, he worked at Cato Research, a contract research organization, most recently as Vice President of Pharmaceutical Development where he oversaw development of a wide variety of products throughout the development cycle. Prior to 1997, he held various scientific and management positions at both large pharmaceutical and smaller biopharmaceutical firms including Parke-Davis from 1984 to 1986, Agouron Pharmaceuticals from 1992 to 1997, ProCyte from 1989 to 1992, and Interferon Sciences from 1986 to 1989. He is a registered pharmacist (R.Ph.) and is regulatory affairs certified. Mr. Pavliv holds a B.S., Pharmacy, and an M.B.A. from Rutgers University.
Rick S. Greene, Vice President and Chief Financial Officer. Mr. Greene, 50, has served as Vice President & Chief Financial Officer since October 2011. He has more than 25 years of experience in financial management and reporting. Prior to being named CFO, he served as Cumberland’s Vice President of Finance and Accounting from April 2011 until October 2011. From 2007 until joining Cumberland, Mr. Greene worked at Crowe Horwath LLP’s healthcare performance consulting practice advising private equity firms, pharmaceutical, technology and other healthcare companies. From 2005 to 2007, Mr. Greene was Director of Financial Services for LBMC's Healthcare Group, a regional healthcare consulting practice. He previously served from 2002 to 2005 as Chief Financial Officer of Surgical Alliance Corporation, a specialty hospital company. Mr. Greene’s other experience includes executive positions at Phycor Inc. a publicly held physician management company and 14 years with Ernst & Young LLP. He holds a Bachelor of Science degree from Carson-Newman University where he currently serves on the Board of Trustees.
James L. Herman, Vice President and Chief Compliance Officer. Mr. Herman, 59, handles all national accounts sales, including wholesalers and retail chain buying offices, managed care home offices and federal government accounts. He is also charged with overseeing our corporate compliance efforts. He has been with us since 2003 and has 24 years of pharmaceutical industry experience. From 1998 to 2003, he was with Solvay Pharmaceuticals and served as Director of Managed Care and Director of Trade Affairs and Customer Service. From 1990 to 1998, Mr. Herman was with Schwarz Pharma, where he held national sales leadership positions in National Accounts and Managed Care. He holds a B.S. from Indiana University and an M.B.A. from Cardinal Stritch University.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding grants of plan-based awards we granted to our Named Executive Officers during the fiscal year ended December 31, 2014:

Name	Grant Date	All Other Stock Awards: Numbers of Shares of Stocks	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

A. J. Kazimi	03/14/2014	75,000	—	$343,500
Martin E. Cearnal	03/14/2014	3,000	—	13,740
Leo Pavliv	03/14/2014	5,000	—	22,900
Rick S. Greene	03/14/2014	3,000	—	13,740
James L. Herman	03/14/2014	7,750	—	35,495

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “COMPENSATION DISCUSSION AND ANALYSIS.” A summary of certain material terms of our compensation plans and arrangements is set forth above under “COMPENSATION DISCUSSION AND ANALYSIS — Base Salary and Annual Bonuses” and “COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Equity Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding unvested stock and unexercised option awards held by our Named Executive Officers as of December 31, 2014:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

A.J.Kazimi (1)				75,000	$448,500
				50,000	299,000
				13,497	80,712
				35,000	209,300
				25,000	149,500

Martin E. Cearnal (2)				3,000	17,940
				6,000	35,880
				12,128	72,525
				3,000	17,940
				3,000	17,940

Leo Pavliv (3)	40,000	6.00	1/15/2015
				5,000	29,900
				10,000	59,800
				18,950	113,321
				10,000	59,800
				5,000	29,900

Rick S. Greene (4)				3,000	17,940
				6,000	35,880
				3,000	17,940
				30,000	179,400

James L. Herman (5)				7,750	46,345
				5,500	32,890
				11,759	70,319
				5,000	29,900
				2,500	14,950

During the second quarter of 2012, we implemented the Exchange Program whereby certain outstanding stock options could be exchanged for shares of restricted stock. All Named Executive Officers, except for Mr. Greene, participated in the Exchange Program. The Exchange program was designed to provide a value-for-value exchange of equity instruments.

(1)    A. J. Kazimi:

•	75,000 shares of restricted stock granted on March 14, 2014; 100% vested on March 14, 2018.

•	50,000 shares of restricted stock granted on March 18, 2013; 100% vested on March 18, 2017.

•
13,497 shares of restricted stock obtained under the Exchange Program on May 22, 2012 whereby Mr. Kazimi exchanged 30,000 options granted on July 31, 2008; 30,000 options granted February 16, 2009; and 50,000 options granted March 26, 2010 for the shares of restricted stock.

•	35,000 shares of restricted stock granted on March 16, 2012; 100% vested on March 16, 2016.

•	25,000 shares of restricted stock granted on March 24, 2011; 100% vested on March 24, 2015.
(2)    Martin E. Cearnal:

•	3,000 shares of restricted stock granted on March 14, 2014; 100% vested on March 14, 2018.

•	6,000 shares of restricted stock granted on March 18, 2013; 100% vested on March 18, 2017.

•
12,128 shares of restricted stock obtained under the Exchange Program on May 22, 2012 whereby Mr. Cearnal exchanged 18,000 options granted on July 22, 2008 and 10,000 options granted March 26, 2010 for the shares of restricted stock.

•	3,000 shares of restricted stock granted on March 16, 2012; 100% vested on March 16, 2016.

•	3,000 shares of restricted stock granted on March 24, 2011; 100% vested on March 24, 2015.
(3)    Leo Pavliv:

•	40,000 options granted on January 15, 2005; all options vested on December 31, 2009.

•	5,000 shares of restricted stock granted on March 14, 2014; 100% vested on March 14, 2018.

•	10,000 shares of restricted stock granted on March 18, 2013; 100% vested on March 18, 2017.

•
18,950 shares of restricted stock obtained under the Exchange Program on May 22, 2012 whereby Mr. Pavliv exchanged 12,000 options granted on February 2, 2007; 9,000 options granted on July 22, 2008; 10,000 options granted on February 16, 2009; and 12,000 options granted March 26, 2010 for the shares of restricted stock.

•	10,000 shares of restricted stock granted on March 16, 2012; 100% vested on March 16, 2016.

•	5,000 shares of restricted stock granted on March 24, 2011; 100% vested on March 24, 2015.
(4)    Rick S. Greene:

•	3,000 shares of restricted stock granted on March 14, 2014; 100% vested on March 14, 2018.

•	6,000 shares of restricted stock granted on March 18, 2013; 100% vested on March 18, 2017.

•	3,000 shares of restricted stock granted on March 16, 2012; 100% vested on March 16, 2016.

•	30,000 shares of restricted stock granted on November 21, 2011; 100% vested on November 21, 2015.

(5)    James L. Herman:

•	7,750 shares of restricted stock granted on March 14, 2014; 100% vested on March 14, 2018.

•	5,500 shares of restricted stock granted on March 18, 2013; 100% vested on March 18, 2017.

•
11,759 shares of restricted stock obtained under the Exchange Program on May 22, 2012 whereby Mr. Herman exchanged 8,000 options granted on February 2, 2007; 6,000 options granted on July 22, 2008; 6,000 options granted on February 16, 2009; and 6,000 options granted March 26, 2010 for the shares of restricted stock.

•	5,000 shares of restricted stock granted on March 16, 2012; 100% vested on March 16, 2016.

•	2,500 shares of restricted stock granted on March 24, 2011; 100% vested on March 24, 2015.
Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of stock option awards held by our Named Executive Officers during the fiscal year ended December 31, 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

A.J. Kazimi	—	—	—	—
Martin E. Cearnal	—	—	—	—
Leo Pavliv	—	—	—	—
Rick S. Greene	—	—	—	—
James L. Herman	—	—	—	—
Non-Qualified Deferred Compensation Table
The following table reflects the contributions, earnings and account balances for the Named Executive Officers in the plan. This plan is a non-contributory non-qualified defined contribution plan that provides for the payment of benefits from the general funds of the Company. Participation in this plans is limited to a selected group of management or highly compensated employees of the Company. Vesting in the Company contributions occurs at the earlier of 60 months of plan participation and reaching the age of 65 or 120 months of participation into the plan. The participants may direct which investment fund the investment amounts are placed within the plan. If no fund is selected by the participant, the Company contributions will be deemed to be invested in a money market account for the participant. The activity was as follows during the fiscal year ended December 31, 2014:

Name	Executive Contributions	Registrant Contributions (1)	Aggregate Earnings	Aggregate Withdrawals / Distributions	Aggregate Balance

A.J. Kazimi	$—	$—	$—	$—	$—
Martin E. Cearnal	12,000	40,000	7,099	—	261,204
Leo Pavliv	—	40,000	16,490	—	269,409
Rick S. Greene	—	—	—	—	—
James L. Herman	—	25,000	—	—	110,000

(1)	The registrant contributions are included as a component of the summary compensation table while the aggregate earnings are excluded from the summary compensation table.
Equity Compensation Plan Information
The following table provides aggregate information as of December 31, 2014, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	158,356	$7.62	1,527,616
Equity compensation plans not approved by security holders	none	none	none
Total	158,356	$7.62	1,527,616
Director Compensation Table
The following table sets forth information regarding the aggregate compensation we paid to the members of our Board of Directors during the fiscal year ended December 31, 2014:

Name	Fee Earned or Paid in Cash	Stock Awards ($)		Option Awards ($)		Total

Thomas R. Lawrence	$85,000	$4,580	(1)	$—	(1)	$89,580
Dr. Gordon Bernard	85,000	4,580	(2)	—	(3)	89,580
Joey Jacobs	50,000	4,580	(3)	—	(4)	54,580
Jonathan Griggs	50,000	4,580	(4)	—	(5)	54,580
James R. Jones	50,000	4,580	(5)	—	(6)	54,580

(1)
On March 14, 2014, restricted shares were awarded with a grant-date fair value of $4.58 per share. As of December 31, 2014, Mr. Lawrence had 1,000 shares of restricted stock and 8,000 stock options outstanding.

(2)
On March 14, 2014, restricted shares were awarded with a grant-date fair value of $4.58 per share. As of December 31, 2014, Dr. Bernard had 1,000 shares of restricted stock and 700 stock options outstanding.

(3)	On March 14, 2014, restricted shares were awarded with a grant-date fair value of $4.58 per share. As of December 31, 2014, Mr. Jacobs had 1,000 shares of restricted stock outstanding.

(4)
On March 14, 2014, restricted shares were awarded with a grant-date fair value of $4.58 per share. As of December 31, 2014, Mr. Griggs had 1,000 shares of restricted stock and 700 stock options outstanding.

(5)
On March 14, 2014, restricted shares were awarded with a grant-date fair value of $4.58 per share. As of December 31, 2014, Mr. Jones had 1,000 shares of restricted stock and 700 stock options outstanding.

CORPORATE GOVERNANCE

Meetings of the Board of Directors and Committees

Board of Directors

The property, affairs and business of our company are under the general management of our Board of Directors as provided by the laws of the State of Tennessee and our Bylaws. We have standing Audit, Compensation and Governance & Nominating Committees of the Board of Directors. The separately designated standing Audit Committee has been operating in accordance with section 3(a)(58)(A) of The Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board of Directors held three meetings during fiscal 2014 which were fully attended by each director. Each director also attended all meetings held by all committees of the Board on which such director served during fiscal 2014. While the Company currently has no formal policy with respect to the attendance of members of the Board of Directors at annual meetings, each director attended our 2014 Annual Meeting.

Director Independence

The Board of Directors affirmatively determines the independence of each director in accordance with the NASDAQ Global Select Market rules and listing standards. The Board has determined that Messrs. Lawrence, , Bernard, Griggs, Jones and Jacobs each qualifies as an independent non-employee director with no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Company Leadership Structure

The business of the Company is managed under the direction of the Board, which is elected by the Company’s shareholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of Cumberland and its shareholders. Leadership is important to facilitate the Board acting effectively as a working group so that the Company and its performance may benefit. The role of the Chairman includes providing continuous feedback on the direction, performance and strategy of the Company, serving as Chair of meetings of the Board, setting the Board’s agenda with the Company, and leading the Board in anticipating and responding to business challenges. The Board believes that the advisability of having a separate or combined chairman and chief executive officer is dependent upon the strengths of the individuals that hold these positions and the most effective means of leveraging these strengths. At this time, given the composition of the Company’s Board, the effective leadership of Mr. Kazimi as both Chairman of the Board and Chief Executive Officer, and the current challenges faced by the Company, the Board believes that combining the Chief Executive Officer and Board chairman positions provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of the Company.

Board Oversight of Risk

Assessing and managing risk is the responsibility of the Company’s management team, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. The Audit Committee reviews financial risks that may be material to the Company, as well as major legislative and regulatory developments which could materially impact the Company’s financial risks. In addition, the Board of Directors has delegated to the Compensation Committee the responsibility of assessing the risks associated with the Company’s compensation practices and policies for employees, including consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. The full Board reviews all risks that may be material to the Company, including those detailed in the Audit Committee’s reports and those disclosed in the Company’s quarterly and annual reports filed with the SEC. The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.

Audit Committee

The Board of Directors has instructed the Audit Committee to meet periodically with our management and independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss our financial statements, recommend to our Board the independent registered public accounting firm to be retained, and receive and consider the auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee’s functions are further described under the heading “Audit Committee Report.” A copy of the written charter adopted by the Board of Directors for the Audit Committee as currently in effect is included on our website, www.cumberlandpharma.com.

The Audit Committee is comprised of Mr. James Jones, Chairman, Mr. Thomas R. Lawrence and Mr. Jonathan Griggs. The members of the Audit Committee are “independent,” as such term is defined in the listing standards for companies listed on the NASDAQ Global Select Market. The members also satisfy the Securities and Exchange Commission’s additional independence requirements for members of audit committees. The Board has determined that James Jones is an “audit committee financial expert” as defined under Item (407(d)(5) of Regulation S-K of the Securities Act of 1933. The Audit Committee met four times during fiscal year 2014.

Compensation Committee

The Compensation Committee is authorized to establish compensation policy for our Company, review annual salaries and bonuses of our executive officers and has the authority to determine the aggregate issuance of options and stock awards, the time or times at which options and stock awards shall be granted, the exercise price of each option and the number of shares to be issuable upon the exercise of each option under our stock plans. In addition, the Compensation Committee recommends to the full Board the compensation of our Chief Executive Officer. In fulfilling its responsibilities, the Compensation Committee has the authority to engage independent compensation consultants or legal advisers when determined by the Committee to be necessary or appropriate. The members of the Compensation Committee consist of Mr. Thomas R. Lawrence, Chairman and Mr. Jonathan Griggs. A copy of the written charter adopted by the Board of Directors for the Compensation Committee and as currently in effect is included on our website, www.cumberlandpharma.com. Both members of the Compensation Committee are “independent,” as such term is defined in the listing standards for companies listed on the NASDAQ Global Select Market. The Compensation Committee met one time during fiscal year 2014.

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. The Compensation Committee is comprised entirely of independent directors. In addition, none of the Company’s executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

Mr. Thomas R. Lawrence	Mr. Jonathan Griggs
(Chair)

Nomination of Directors

The Governance & Nominating Committee (the “Committee), the members of which are currently, Mr. Jonathan Griggs, Chairman, Mr. Joey Jacobs and Dr. Gordon Bernard, is responsible for identifying, screening and recommending qualified candidates to serve on our Board of Directors. The Committee is directed, among other things, to: develop and recommend to the Board specific guidelines and criteria for selecting nominees to the Board; formulate a process to identify and evaluate candidates to be recommended; and evaluate the performance of incumbent members of the Board to determine whether to recommend such persons for re-election. All three members of the Committee are “independent” as defined in the listing standards for companies listed on the NASDAQ Global Select Market. The Committee met two times during fiscal year 2014.

It is our policy that the Committee consider recommendations for the nomination of directors submitted by our significant, long-term shareholders (generally, shareholders that have beneficially owned more than 5% of our outstanding shares for at least two years). The Committee will give consideration to such recommendations that have been submitted in accordance with procedural requirements adopted by the Committee. All such shareholder nominating recommendations must be in writing, addressed to the Committee, care of the Corporate Secretary at Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Shareholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation, together with any relevant information that they wish the Committee to consider, to the Corporate Secretary no later than 120 days prior to the date of the notice of annual meeting released to shareholders in connection with the prior year’s annual meeting.

The Committee has determined that, at the minimum, nominees for directorship should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Company endeavors to have a board representing diverse experience in areas that are relevant to the Company’s business activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the Board for an extended period of time.

Prior to nominating a candidate for election to the Board, the Committee will review the qualifications of each candidate. Final candidates may be interviewed by the Company’s Chairman of the Board and one or more other Board members. The Committee will then make a recommendation to the Board based on its review, the results of interviews with the candidate and all other available information.

In determining whether to nominate an incumbent director for reelection, the Committee will evaluate each incumbent’s continued service, in light of the Board’s collective requirements, at the time such Director comes up for reelection.

In determining whether to include a shareholder nominee in the Board’s slate of nominees, the Committee will consider all information relevant in their business judgment to the decision of whether to nominate the particular candidate for a Board seat, taking into account the current composition of the Company’s Board.

In addition to the foregoing, shareholders may nominate directors for election without consideration by the Committee so long as we are provided with proper notice of such nomination, which notice includes all the information required pursuant to Regulation 14A under the Exchange Act including the consent to serve as a director.

The Committee approved Mr. Lawrence and Mr. Jones for inclusion on the Company’s proxy card for election to the Board of Directors at the 2015 Annual Meeting based on the aforementioned review process. A copy of the written charter adopted by the Board of Directors for the Committee and as currently in effect is available on our website, www.cumberlandpharma.com.

Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including the principal executive officer, principal financial officer and principal accounting officer. It covers all areas of professional conduct, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Cumberland’s business. You can access the latest copy of our Code of Business Conduct and Ethics on our website, www.cumberlandpharma.com. Or, to obtain a copy of Cumberland’s Code of Business Conduct and Ethics, without charge, any person may submit a written request to Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203 Attention: Corporate Secretary.

Transactions with Related Person
Currently, no related person, to our knowledge, is a party to any material transactions with the Company other than the compensation discussed in the section labeled “EXECUTIVE COMPENSATION AND RELATED INFORMATION.”
Legal Proceedings
Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.
Shareholder Communications with the Board
Any shareholder can communicate with all directors or with specified directors by sending correspondence to our Corporate Secretary at 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203. All such letters will be forwarded to the entire Board or to the Director(s) specified by the shareholder.

SHAREHOLDER PROPOSALS
At the Annual Meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. The Board of Directors may also submit other matters to the shareholders for action at the Annual Meeting. Any proposal which a shareholder intends to present in accordance with Rule 14a-8 of the Exchange Act at our next annual meeting of shareholders to be held in 2016 must be received by Cumberland Pharmaceuticals Inc., not less than one hundred twenty (120) days prior to March 24, 2016. Only proposals conforming to the requirements of Rule 14a-8 of the Exchange Act that are timely received by the Company will be included in the Proxy Statement and Proxy in 2016. Any such proposal should be directed to our Corporate Secretary at our principal executive offices located at 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203.

OTHER MATTERS
Miscellaneous
Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.
Annual Report
A copy of the Company’s Annual Report on Form 10-K without exhibits, for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission accompanies this Proxy Statement. Copies of the Form 10-K exhibits are available without charge. Shareholders who would like such copies should direct their requests in writing to: Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203, Attention: Corporate Secretary.
By order of the Board of Directors,
A.J. Kazimi
Chairman and Chief Executive Officer
Nashville, Tennessee
March 13, 2015

As a shareholder of Cumberland Pharmaceuticals Inc. you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 27, 2015.

:		(		☐
Vote Your Proxy on the Internet:		Vote Your Proxy on the Phone:		Vote Your Proxy via the mail:
	OR	Call 1 (866) 894-0537	OR
Go to www.cstproxyvote.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

ÚFOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.
				For	Against	Abstain
1. For the election as directors of the nominees listed below, except to the extent that authority is specifically withheld.	FOR all Nominees	WITHHOLD AUTHORITY for all nominees	2. To ratify the appointment of KPMG LLP as independent registered accounting firm of the Company for fiscal year ending December 31, 2015.	☐	☐	☐
NOMINEES: 01 James R. Jones and 02 Thomas R. Lawrence	☐	☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
I understand that I may revoke this Proxy only by: (i) written instructions to that effect, signed and dated by me, which must be actually received by the Corporate Secretary prior to the commencement of the Annual Meeting; (ii) properly submitting to the Company a duly executed proxy bearing a later date; OR (iii) appearing at the Annual Meeting and voting in person.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature _________________________________ Signature if Held Jointly____________________________________ Date____________ , 2015.
Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shares are owned by a corporation, sign in the full corporate name by the President or other authorized officer. If the shares are owned by a Partnership, sign in the name of the Partnership name by an authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held April 28, 2014

The Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2014 are available at:
http://www.cstproxy.com/cumberlandpharma/2015

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CUMBERLAND PHARMACEUTICALS INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 28, 2014

The undersigned hereby appoints A.J. Kazimi and Thomas R. Lawrence, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Cumberland Pharmaceuticals Inc., held of record by the undersigned on March 6, 2014 at the Annual Meeting of Shareholders to be held at the Cumberland Pharmaceuticals Inc. Centennial Boardroom, 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203 on Tuesday, April 28, 2015, at 9:30 a.m. Central time, or any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the instructions specified on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AS WELL AS FOR PROPOSAL 2. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please mark, sign, date and return the Proxy promptly using the enclosed envelope.

(Continued, and to be marked, dated and signed, on the other side)